Exhibit 4.1

THIS PROMISSORY NOTE (THIS “PROMISSORY NOTE”) HAS NOT BEEN REGISTERED UNDER THE FEDERAL SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY OTHER APPLICABLE FEDERAL OR STATE SECURITIES LAWS, AND HAS BEEN ISSUED AND SOLD IN RELIANCE UPON EXEMPTIONS FROM THE REGISTRATION REQUIREMENTS OF SUCH LAWS, INCLUDING, WITHOUT LIMITATION, THE EXEMPTION CONTAINED IN SECTION 4(2) OF THE SECURITIES ACT. THIS PROMISSORY NOTE MAY NOT BE SOLD OR TRANSFERRED UNLESS (1) A REGISTRATION STATEMENT HAS BECOME AND IS THEN EFFECTIVE WITH RESPECT TO SUCH PROMISSORY NOTE, (2) THIS PROMISSORY NOTE IS TRANSFERRED PURSUANT TO RULE 144 PROMULGATED UNDER THE SECURITIES ACT (OR ANY SUCCESSOR RULE) OR (3) THE MAKER (AS HEREINAFTER DEFINED) HAS RECEIVED AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO IT, TO THE EFFECT THAT THE PROPOSED SALE OR TRANSFER OF THIS PROMISSORY NOTE IS EXEMPT FROM REGISTRATION UNDER THE SECURITIES ACT AND ALL OTHER APPLICABLE FEDERAL OR STATE SECURITIES LAWS.

PROMISSORY NOTE

$_______.00	_____ __ , 2013
Alpharetta, Georgia

FOR VALUE RECEIVED, the undersigned SANUWAVE HEALTH, INC. (hereinafter referred to as “Maker”), promises to pay to the order of__________________ (hereinafter referred to as “Payee”; Payee and any subsequent holder(s) hereof being hereinafter referred to collectively as “Holder”), the principal sum of _______________ Dollars ($________.00), together with interest on so much thereof as is from time to time outstanding and unpaid, at the rate hereinafter set forth, in lawful money of the United States of America, such principal and interest shall be due and payable on ___________, 2013. (179 DAYS FROM ISSUANCE DATE)

It is hereby expressly agreed that unless and until there is a default hereunder interest shall accrue on the unpaid principal balance at the simple rate equal to eighteen percent (18.0%) per annum calculated on the actual number of days elapsed in a 365 day year. In the event the principal is not paid in full within three (3) business days of the due date stipulated above, or any other default occurs, then, from and after such date and until payment in full of the amount due hereunder, interest shall accrue on the outstanding principal balance of this Promissory Note at the simple rate equal to twenty-five percent (25.0%) per annum. Time is of the essence of this Promissory Note. Maker agrees to pay all costs and expenses of collection of the indebtedness evidenced by this Promissory Note (if collected by or through an attorney) in connection with such collection.

Presentment for payment, demand, protest and notice of demand, dishonor, protest and non-payment and all other notices are hereby waived by Maker. No acceptance of a partial installment, late payment or indulgences granted from time to time shall be construed (i) as a novation of this Promissory Note or as a reinstatement of the indebtedness evidenced hereby or as a waiver of the right of Holder thereafter to insist upon strict compliance with the terms of this Promissory Note, or (ii) to prevent the exercise of any right granted hereunder or by the laws of the State of Georgia; and Maker hereby expressly waives the benefit of any statute or rule of law or equity now provided, or which may hereafter be provided, which would produce a result contrary to or in conflict with the foregoing. No extension of the time for the payment of this Promissory Note or any installment due hereunder, made by agreement with any person now or hereafter liable for the payment of this Promissory Note, shall operate to release, discharge, modify, change or affect the original liability of Maker under this Promissory Note, either in whole or in part, unless Holder agrees otherwise in writing. This Promissory Note may not be changed orally, but only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification or discharge is sought.

Payee hereby acknowledges and agrees that no general solicitation has been used by the Company in connection with the offer and sale of this Promissory Note to the Payee. Payee further acknowledges that this Promissory Note is being issued by the Maker pursuant to one or more exemptions from registration under the federal Securities Act of 1933, as amended, and certain State securities laws, and that this Promissory Note is a restricted security subject to restrictions on transferability.

This Promissory Note is intended as a contract under and shall be construed and enforced in accordance with the laws of the State of Georgia. The undersigned hereby certifies that this Promissory Note has been executed by Maker and delivered to Payee in the State of Georgia.

If from any circumstances whatsoever, fulfillment of any provision of this Promissory Note or of any other instrument evidencing or securing the indebtedness evidenced hereby, at the time performance of such provision shall be due, shall involve transcending the limit of validity presently prescribed by any applicable usury statute or any other applicable law, with regard to obligations of like character and amount, then, the obligation to be fulfilled shall be reduced to the limit of such validity, so that in no event shall any action be possible under this Promissory Note or under any other instrument evidencing or securing the indebtedness evidenced hereby, that is in excess of the current limit of such validity, but such obligation shall be fulfilled to the limit of such validity.

As used herein, the terms “Maker” and “Holder” shall be deemed to include their respective heirs, successors, legal representatives and assigns, whether by voluntary action of the parties or by operation of law.

[Signature Appears on Following Page]

IN WITNESS WHEREOF, Maker has executed this Promissory Note as of the date first above written.

Maker: SANUWAVE HEALTH, INC. By:_________________________________ Name: Title: Address: 11475 Great Oaks Way Suite 150 Alpharetta, GA 30022